NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 4, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 22, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Hanson PLC and Lehigh UK Limited, a wholly-owned direct subsidiary of HeidelbergCement AG became effective on August 24, 2007. The Depositary officially closed the transfer books at the close of business on August 22, 2007. Each American Depositary Share (Each representing five Ordinary Shares) of Hanson PLC was converted into 5,500 Pence per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 23, 2007.